EXHIBIT 99.2

DIAMOND RESORTS INTERNATIONAL ANNOUNCES BOARD CHANGE
LAS VEGAS, Nevada, (July 29, 2015) - Diamond Resorts International, Inc. (NYSE: DRII) announced today that B. Scott Minerd, Chairman of Investments and Global Chief Investment Officer at Guggenheim, has stepped down from the Board of Directors, effective July 28, 2015. Mr. Minerd had served on the Board of the Company and its predecessor since 2010. Stephen J. Cloobeck, Chairman of Diamond Resorts International said, “On behalf of the Company’s management and the entire Board, I would like to thank Scott for his dedication and significant contributions to the Company.”
In August 2014, the Company lost its status as a “controlled company” under the rules of the New York Stock Exchange (“NYSE”), and the Company had a one-year grace period in which to comply with the NYSE requirement of having a majority independent board. With Mr. Minerd’s departure, the majority of Diamond’s Board of Directors will now be comprised of independent directors in compliance with the rules of the NYSE. The Company was already in compliance with all of the other corporate governance requirements applicable under NYSE rules to companies that do not qualify as “controlled companies.”
Guggenheim will continue to have a presence on Diamond’s Board of Directors through Zachary D. Warren who has served on the Board of the Company and is predecessor since 2010.
About Diamond Resorts International®

Diamond Resorts International® (NYSE: DRII), with its network of more than 330 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed.™

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 330 managed and affiliated properties and cruise itineraries.
Media Contact:
Stevi Wara
Diamond Resorts International
Tel: 1.702.823.7069; Fax: 1.702.684.8705
media@diamondresorts.com

Investor Contact:
Sloane & Company
Josh Hochberg
Tel: 1.212.446.1892
jhochberg@sloanepr.com
or
Erica Bartsch
Tel: 1.212.446.1875
ebartsch@sloanepr.com